EXHIBIT 99.1

FOR IMMEDIATE RELEASE
December 3, 2018

Mueller Water Products
Announces Completion of Acquisition of Krausz Industries, Ltd.

ATLANTA – December 3, 2018 Mueller Water Products, Inc. (NYSE: MWA) today announced that it has completed the previously announced purchase of Krausz Industries, Ltd. and certain affiliates for $140 million, subject to adjustments for acquired cash, a working capital true up, and other items.  Additional details about the acquisition will be discussed during Mueller Water Products’ first quarter earnings call.

About Mueller Water Products
Mueller Water Products, Inc. (NYSE:MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, metering products and systems, leak detection and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. For more information about Mueller Water Products, visit www.muellerwaterproducts.com.

Mueller refers to one or more of Mueller Water Products, Inc., a Delaware corporation ("MWP"), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, Jones®, Mi.Net®, Milliken®, Pratt®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.

Investor Contact:
Whit Kincaid
770-206-4116
wkincaid@muellerwp.com
Media Contact:
Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com